Exhibit 8.2

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

July 27, 2017

Capital Bank Financial Corp.

4725 Piedmont Row Drive, Suite 110

Charlotte, North Carolina 28210

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of First Horizon National Corporation, a Tennessee corporation (“First Horizon”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed transaction between Capital Bank Financial Corp., a Delaware corporation, and First Horizon.

We have participated in the preparation of the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the MergerS” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz